Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2016 Results

FOURTH QUARTER 2016 AND RECENT HIGHLIGHTS:
•	Net loss increased 54.1% to $268.6 million for the fourth quarter of 2016 compared to $174.3 million for the fourth quarter of 2015.
•
Adjusted EBITDA(1) increased 3.5% to $184.2 million for the fourth quarter of 2016 compared to $178.0 million for the fourth quarter of 2015.  Excluding integration, transaction, transaction-related and strategic project costs of $10.1 million, Adjusted EBITDA for the fourth quarter of 2016 was $194.2 million.

•	Fourth quarter 2016 net cash provided by operating activities decreased 1.9% from the fourth quarter of 2015, to $88.5 million.
•
Adjusted Free Cash Flow for the fourth quarter of 2016 increased $65.9 million to a positive $33.2 million, compared to the fourth quarter of 2015. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the fourth quarter of 2016 increased $0.6 million to $6.8 million, compared to the fourth quarter of 2015.

 (1) Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP.  See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of its non-GAAP financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures.

FULL YEAR 2016 HIGHLIGHTS:
•	Net loss decreased 11.7% to $404.6 million for 2016 compared to $458.2 million for 2015.
•
Adjusted EBITDA increased 5.8% to $770.8 million for 2016 compared to $728.2 million for 2015.  Excluding integration, transaction, transaction-related and strategic project costs of $54.2 million, Adjusted EBITDA for the full year 2016 was $825.0 million.

•	Net cash provided by operating activities increased 25.1% to $365.7 million for 2016 compared to $292.4 million for 2015.
•	Adjusted Free Cash Flow was $153.8 million for 2016 versus a negative $8.7 million for 2015.
•	Completed $304.9 million of dispositions, including the sale of 51 owned communities.
•
Entered into agreements to acquire a 15% ownership interest in an unconsolidated joint venture that intends to acquire a portfolio of 64 communities currently leased to Brookdale and to terminate the leases on an additional 33 communities leased to Brookdale, of which four were transitioned to an existing unconsolidated joint venture.

•	Total liquidity was $584.0 million at December 31, 2016 compared to $194.6 million at December 31, 2015.

Nashville, Tenn. February 13, 2017 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and year ended December 31, 2016.

Andy Smith, Brookdale's President and CEO, said, "We accomplished much during 2016, including making significant progress with our portfolio optimization efforts as well as improving our liquidity and the Company's cash flow.  We are operating in a difficult environment with intense supply pressure and a competitive labor market.  Despite these macro-economic conditions, we were able to grow both fourth quarter Adjusted EBITDA and Adjusted Free Cash Flow over the prior year quarter.  With the fourth quarter results, we achieved results at the upper end of our full year guidance range provided last quarter."

"We believe that supply and labor pressures will continue for the majority of 2017 and we have reflected this impact into our guidance.  We have prioritized our efforts in marketing, pricing, product positioning, community management retention and capital expenditures in markets where we are experiencing or expect heightened competitive pressure. We remain focused on creating shareholder value while enriching the lives of the seniors we serve."

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2016 was $1.21 billion compared to $1.24 billion for the prior year period.  During the fifteen months ended December 31, 2016, the Company disposed of a total of 74 communities, either through sales or lease terminations.  Revenue for these 74 communities was $11.7 million in the fourth quarter of 2016 compared to $48.1 million in the fourth quarter of 2015.

Resident fees were $1.0 billion for the fourth quarter of 2016, a decrease of 3.0% from the fourth quarter of 2015.  Fourth quarter monthly RevPAR(2) for the consolidated senior housing portfolio was $3,823, an increase of 2.5% from the fourth quarter of 2015, driven by a year-over-year increase in RevPOR(2) for the consolidated senior housing portfolio of 3.3% and a decrease in weighted average unit occupancy of 80 basis points. The sequential decline in weighted average unit occupancy was 20 basis points.
Facility operating expenses for the fourth quarter of 2016 were $686.2 million, a decrease of 1.6% from the fourth quarter of 2015.  Combined segment operating margin was 33.4% for the fourth quarter of 2016 versus 34.0% for the fourth quarter of 2015.  Facility operating expenses for the 74 communities disposed of during the fifteen months ended December 31, 2016 were

(2) RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding the amortization of entry fees and Brookdale Ancillary Services segment revenue, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.  RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding the amortization of entry fees and Brookdale Ancillary Services segment revenue, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

$9.5 million in the fourth quarter of 2016 compared to $39.2 million in the fourth quarter of 2015.

Net loss for the fourth quarter of 2016 was $268.6 million, versus net loss of $174.3 million for the fourth quarter of 2015.  During the quarter, the Company incurred $76.3 million of impairment charges related to the transactions with HCP, Inc. ("HCP") which were announced in November 2016.  Additionally, the Company incurred $145.6 million of non-cash impairment charges in conjunction with its annual impairment assessment.

Net cash provided by operating activities for the fourth quarter of 2016 was $88.5 million, a decrease of $1.7 million, or 1.9%, compared with the fourth quarter of 2015.

Weighted average shares outstanding were 185.7 million for the fourth quarter of 2016 compared with weighted average shares outstanding of 184.8 million for the prior year quarter.

Annual Financial Results

Total revenue for the full year 2016 was $4.98 billion, an increase of 0.3% from the prior year.  Net loss for the full year 2016 was $404.6 million, versus net loss of $458.2 million for the full year 2015.  Full year 2016 net cash provided by operating activities was $365.7 million, an increase of $73.4 million, or 25.1%, compared with the prior year.

The Company's full year 2016 results compared to the most recent 2016 full-year guidance were:
(in millions)	Full Year 2016 Guidance as of November 1, 2016	Actual Full Year 2016

Senior housing and ancillary services revenue	$4,150 to $4,200	$4,169

Adjusted EBITDA, excluding integration, transaction, transaction-related and strategic project costs	$818 to $828	$825

Adjusted CFFO	$365 to $375	$375

The Company's proportionate share of CFFO of unconsolidated ventures	$55 to $60	$58

Capital Expenditures (excl. recurring capex)	$200 to $210	$186

Non-GAAP Financial Measures
Adjusted EBITDA, Cash From Facility Operations ("CFFO"), Adjusted CFFO and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's CFFO, Adjusted CFFO, and Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of each of CFFO and Adjusted Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities.  The Company changed its definition and calculation of Adjusted EBITDA and CFFO when it reported results for the second quarter of 2016 and third quarter of 2016.  Prior period amounts of Adjusted EBITDA, CFFO and Adjusted CFFO presented herein have been recast to conform to the new definitions.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of such changes to the definitions of these non-GAAP measures.

Adjusted EBITDA increased 3.5% to $184.2 million in the fourth quarter of 2016, compared to $178.0 million for the fourth quarter of 2015.  The Company's CFFO was $66.4 million in the fourth quarter of 2016, an increase of 5.6% from the Company's CFFO of $62.9 million in the prior year period.  The Company's proportionate share of CFFO of unconsolidated ventures was $12.9 million for the fourth quarter of 2016, a decrease of 31.9% compared with $18.9 million for the prior year period.

The Company's Adjusted CFFO was $81.5 million for the fourth quarter of 2016, a decrease of $6.2 million, or 7.1%, compared with the fourth quarter of 2015.  The Company's Adjusted CFFO for these periods represents the Company's CFFO excluding $15.1 million and $24.9 million of integration, transaction, transaction-related and strategic project costs for the fourth quarter of 2016 and 2015, respectively.

The Company's Adjusted Free Cash Flow for the fourth quarter of 2016 increased $65.9 million to $33.2 million for the fourth quarter of 2016, versus a negative $32.7 million for the fourth quarter of 2015.  The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $6.8 million for the fourth quarter of 2016 compared with $6.2 million for the prior year period.
Operating Activities
The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs – Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's outpatient therapy, home health and hospice services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.
Senior Housing
Revenue for the consolidated senior housing portfolio was $896.0 million for the fourth quarter of 2016, a decrease of 2.7% from the fourth quarter of 2015.  During the fifteen months ended December 31, 2016, the Company disposed of a total of 74 communities, either through sales or lease terminations.  Revenue for these 74 communities was $11.7 million in the fourth quarter of 2016 compared to $48.1 million in the fourth quarter of 2015.

Same community revenue for the consolidated senior housing portfolio for the three months ended December 31, 2016 increased 1.0% over the corresponding period in 2015.  Same community RevPAR increased 1.1% in the fourth quarter of 2016 from the fourth quarter of 2015, driven by an increase in same community RevPOR of 2.5% and a decline in weighted average unit occupancy of 120 basis points.

Facility operating expenses were $588.4 million for the fourth quarter of 2016, a decrease of 1.1% from the fourth quarter of 2015.  Consolidated same community facility operating expenses for the fourth quarter of 2016 increased by 3.5% over the fourth quarter of 2015, primarily due to increases in salaries and wages from wage rate increases.

Operating income for the consolidated senior housing portfolio decreased by 5.7% from the fourth quarter of 2015, to $307.6 million for the fourth quarter of 2016.  Same community operating income for the consolidated senior housing portfolio for the fourth quarter of 2016 decreased by 3.3% from the fourth quarter of 2015, to $299.5 million.
Brookdale Ancillary Services
During the quarter, the Company significantly reduced the number of outpatient therapy clinics because lower reimbursement rates and lower utilization made the business less attractive.  Revenue for the Company's ancillary services segment decreased $5.8 million, or 4.9%, to $114.0 million for the fourth quarter of 2016 versus the prior year fourth quarter.   Ancillary services facility operating expenses for the fourth quarter of 2016 decreased $4.8 million, or 4.7%, over the fourth quarter of 2015.  As a result, ancillary services operating income for the fourth quarter of 2016 was $16.3 million, a decrease of 6.0% versus the fourth quarter of 2015, with operating margin at 14.3% for the fourth quarter of 2016.
Liquidity
Total liquidity for the Company was $584.0 million at December 31, 2016, an increase of $389.4 million from December 31, 2015.  Liquidity at December 31, 2016 included $216.4 million of unrestricted cash and cash equivalents and $367.6 million of availability on the Company's secured credit facility.  During the fourth quarter of 2016, the Company's unconsolidated CCRC venture obtained non-recourse mortgage financing on certain communities as part of the multi-part transactions with HCP, and the Company received distributions of $221.6 million of the net proceeds from such financing.

Portfolio Optimization Activities

The Company continues to actively explore opportunities to optimize its portfolio through disposing of owned and leased communities and restructuring leases in order to simplify and streamline its business, to increase the quality and durability of cash flow, and to reduce debt and lease leverage.

Dispositions of Owned Communities

The Company began the fourth quarter of 2016 with 28 communities classified as assets held for sale with a carrying value totaling $173.5 million, and $106.9 million of associated mortgage debt was included in the current portion of the Company's long-term debt.  During the fourth quarter of 2016, the Company sold 12 of these communities (837 units) for an aggregate sales price of $80.7 million.

As of December 31, 2016, 16 communities (1,423 units) were classified as assets held for sale with a carrying value of $97.8 million, and $60.5 million of associated mortgage debt was included in the current portion of long-term debt.  The closings of the sales of the 16 remaining communities held for sale are subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur in the next 12 months; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Dispositions and Restructurings of Leased Communities

During the fourth quarter of 2016, the Company announced that it had entered into a definitive agreement with HCP for a multi-part transaction involving, among other things, the termination of leases for 29 communities and the contribution of four communities then leased to the Company by HCP into an existing RIDEA joint venture with HCP.  During the fourth quarter of 2016, the Company terminated triple-net leases with respect to seven of such communities, four of which were contributed to an existing unconsolidated venture.  The Company terminated one triple-net lease during January 2017, and expects the triple-net leases with respect to the remaining 25 communities to be terminated in stages through the fourth quarter of 2017.

The Company announced at the same time that it had entered into a definitive agreement with affiliates of Blackstone Real Estate Partners VIII L.P. (collectively "Blackstone") to acquire a 15% ownership interest in a joint venture that intends to acquire a portfolio of 64 communities currently leased to the Company from HCP.  Upon completion of the acquisition of the assets, the Company will manage the communities on behalf of the joint venture.  The Company expects to contribute a total of approximately $170.0 million to purchase its equity interest, terminate the existing leases and fund its share of anticipated closing costs and working capital. The transaction is expected to close during the first quarter of 2017.

The closings of the various pending transactions with HCP and Blackstone are subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. There can be no assurance that the transactions will close or, if they do, when the closings will occur.

Share Repurchase

On November 1, 2016, the Company announced that its board of directors had approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company's common stock.  Pursuant to this authorization, during the three months ended December 31, 2016, the Company purchased 750,000 shares at a cost of approximately $9.6 million, or a weighted average price of approximately $12.83 per share.  As of December 31, 2016, approximately $90.4 million remains available under this share repurchase authorization.

2017 Outlook

For the full year 2017, the Company is providing the following guidance:
(in millions)	Full-Year 2017 Guidance

Adjusted EBITDA, excluding integration, transaction, transaction-related and strategic project costs	$670 to $710

Adjusted Free Cash Flow	$140 to $170

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$25 to $35

The foregoing guidance excludes the potential impact of any future acquisition, disposition or refinancing, including debt modification costs.  It includes the pending or planned dispositions of communities, including the 16 communities classified as held for sale as of December 31, 2016, and it includes the pending transactions with HCP and Blackstone announced during the fourth quarter of 2016.   For further details on guidance please see the updated Investor Presentation, which will be posted on the Company's website at www.brookdale.com. Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable.  Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's fourth quarter 2016 results.  This information will also be furnished in a Form 8-K to be filed with the SEC. An updated Investor Presentation also will be posted.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2016 on Tuesday, February 14, 2017 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Fourth Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on February 28, 2017 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "65980961".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).
About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,055 communities in 47 states and the ability to serve approximately 103,000 residents as of December 31, 2016.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our strategy, our operational, sales, marketing and branding initiatives, our portfolio optimization and growth initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy, and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, development, expansion, renovation, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to disposition, lease restructuring, financing, re-financing and venture transactions and opportunities (including assets currently held for sale and the transactions with HCP, Inc. ("HCP") and affiliates of Blackstone Real Estate Partners VIII L.P. (collectively, "Blackstone")), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA, Cash From Facility Operations, Adjusted Cash From Facility Operations and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to shareholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; and our plans to expand our offering of ancillary services (therapy, home health and hospice). Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding and new supply; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring, financing, re-financing and venture transactions (including assets currently held for sale and the transactions with HCP and Blackstone) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  We expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Resident fees	$1,010,074	$1,040,835	$4,168,621	$4,177,127
Management fees	20,264	15,553	70,762	60,183
Reimbursed costs incurred on behalf of managed communities	178,530	179,314	737,597	723,298
Total revenue	1,208,868	1,235,702	4,976,980	4,960,608

Expense
Facility operating expense (excluding depreciation and amortization of $117,721, $113,429, $469,388 and $684,488, respectively)	686,176	697,262	2,799,402	2,788,862
General and administrative expense (including non-cash stock-based compensation expense of $5,067, $5,780, $32,285 and $31,651, respectively)	66,668	91,970	313,409	370,579
Transaction costs	2,040	1,089	3,990	8,252
Facility lease expense	91,745	90,621	373,635	367,574
Depreciation and amortization	129,088	126,378	520,402	733,165
Asset impairment	221,877	57,941	248,515	57,941
Loss on facility lease termination	11,113	-	11,113	76,143
Costs incurred on behalf of managed communities	178,530	179,314	737,597	723,298
Total operating expense	1,387,237	1,244,575	5,008,063	5,125,814
Income (loss) from operations	(178,369)	(8,873)	(31,083)	(165,206)

Interest income	694	395	2,933	1,603
Interest expense:
Debt	(42,605)	(43,480)	(174,027)	(173,484)
Capital and financing lease obligations	(50,451)	(51,669)	(202,012)	(211,132)
Amortization of deferred financing costs and debt premium (discount)	(2,422)	(2,516)	(9,400)	(3,351)
Change in fair value of derivatives	(150)	(7)	(178)	(797)
Debt modification and extinguishment costs	(5,930)	(240)	(9,170)	(7,020)
Equity in earnings (loss) of unconsolidated ventures	1,182	(38)	1,660	(804)
Gain (loss) on sale of assets, net	5,092	(453)	7,218	1,270
Other non-operating income	3,790	2,046	14,801	8,557
Income (loss) before income taxes	(269,169)	(104,835)	(399,258)	(550,364)
Benefit (provision) for income taxes	569	(69,468)	(5,378)	92,209
Net income (loss)	(268,600)	(174,303)	(404,636)	(458,155)
Net (income) loss attributable to noncontrolling interest	113	44	239	678
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(268,487)	$(174,259)	$(404,397)	$(457,477)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(1.45)	$(0.94)	$(2.18)	$(2.48)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,684	184,805	185,653	184,333

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$216,397	$88,029
Cash and escrow deposits - restricted	32,864	32,570
Accounts receivable, net	141,705	144,053
Assets held for sale	97,843	110,620
Other current assets	130,695	122,671
Total current assets	619,504	497,943
Property, plant and equipment and leasehold intangibles, net	7,379,305	8,031,376
Other assets, net	1,218,878	1,519,245
Total assets	$9,217,687	$10,048,564

Current liabilities	$731,142	$840,148
Long-term debt, less current portion	3,413,998	3,769,371
Capital and financing lease obligations, less current portion	2,415,914	2,427,438
Other liabilities	578,901	552,880
Total liabilities	7,139,955	7,589,837
Total Brookdale Senior Living Inc. stockholders' equity	2,077,982	2,458,888
Noncontrolling interest	(250)	(161)
Total equity	2,077,732	2,458,727
Total liabilities and equity	$9,217,687	$10,048,564

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Net income (loss)	$(404,636)	$(458,155)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	1,251	121
Depreciation and amortization, net	529,802	736,516
Asset impairment	248,515	57,941
Equity in (earnings) loss of unconsolidated ventures	(1,660)	804
Distributions from unconsolidated ventures from cumulative share of net earnings	23,544	7,825
Amortization of deferred gain	(4,372)	(4,372)
Amortization of entrance fee revenue	(4,195)	(3,204)
Proceeds from deferred entrance fee revenue	13,980	11,113
Deferred income tax provision (benefit)	3,248	(95,261)
Change in deferred lease liability	767	6,956
Change in fair value of derivatives	178	797
Gain on sale of assets, net	(7,218)	(1,270)
Change in future service obligation	-	(941)
Non-cash stock-based compensation	32,285	31,651
Non-cash interest expense on financing lease obligations	26,496	23,472
Amortization of (above) below market lease, net	(6,864)	(7,158)
Other	(9,137)	(3,157)
Changes in operating assets and liabilities:
Accounts receivable, net	1,581	5,608
Prepaid expenses and other assets, net	2,954	51,079
Accounts payable and accrued expenses	(83,248)	(60,564)
Tenant refundable fees and security deposits	(839)	(524)
Deferred revenue	3,300	(6,911)
Net cash provided by operating activities	365,732	292,366
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(2,225)	10,866
Decrease in cash and escrow deposits — restricted	5,027	29,286
Additions to property, plant and equipment and leasehold intangibles, net	(333,647)	(411,051)
Acquisition of assets, net of related payables	(12,157)	(191,216)
Investment in unconsolidated ventures	(13,377)	(69,297)
Distributions received from unconsolidated ventures	218,973	9,054
Proceeds from sale of assets, net	297,932	49,226
Property insurance proceeds	9,137	3,175
Other	7,162	980
Net cash provided by (used in) investing activities	176,825	(568,977)
Cash Flows from Financing Activities
Proceeds from debt	387,348	585,650
Repayment of debt and capital and financing lease obligations	(469,309)	(485,762)
Proceeds from line of credit	1,276,500	1,175,000
Repayment of line of credit	(1,586,500)	(965,000)
Purchase of treasury stock	(9,640)	-
Payment of financing costs, net of related payables	(2,938)	(32,622)
Refundable entrance fees:
Proceeds from refundable entrance fees	3,083	1,939
Refunds of entrance fees	(3,984)	(4,411)
Cash portion of loss on extinguishment of debt	-	(44)
Payment on lease termination	(9,250)	(17,000)
Other	501	2,807
Net cash (used in) provided by financing activities	(414,189)	260,557
Net increase (decrease) in cash and cash equivalents	128,368	(16,054)
Cash and cash equivalents at beginning of year	88,029	104,083
Cash and cash equivalents at end of year	$216,397	$88,029

Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA, CFFO, Adjusted CFFO and Adjusted Free Cash Flow should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's CFFO, Adjusted CFFO and Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, CFFO, Adjusted CFFO and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

We changed our definitions and calculations of Adjusted EBITDA and CFFO from prior periods when we reported results for the second and third quarters of 2016, as follows:

•
We changed our definition and calculation of Adjusted EBITDA when we reported results for the second quarter of 2016.  Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition.  The current definition of Adjusted EBITDA reflects the removal of the following adjustments to our net income (loss) that were used in the former definition: the addition of our proportionate share of CFFO of unconsolidated ventures and our entrance fee receipts, net of refunds, and the subtraction of our amortization of entrance fees.

•
We changed our definition and calculation of CFFO when we reported results for the third quarter of 2016.  Prior period amounts of the Company's CFFO and Adjusted CFFO have been recast to reflect the Company's CFFO and Adjusted CFFO separate from, and exclusive of, the Company's proportionate share of CFFO of unconsolidated ventures.  Previously, in connection with our reporting results for the second quarter of 2016, we began reporting CFFO as a measure of liquidity, and as such we changed the definition of CFFO to reflect the reconciliation of such measure from the Company's net cash provided by (used in) operating activities. This previous change had no effect on the amounts of CFFO or Adjusted CFFO presented herein for this period or prior periods.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination); straight-line lease expense (income), net of amortization of (above)

below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three and twelve months ended December 31, 2016 and December 31, 2015 (in thousands):

	Three Months Ended December 31, (1)		Years Ended December 31, (1)
	2016	2015	2016	2015
Net income (loss)	$(268,600)	$(174,303)	$(404,636)	$(458,155)
(Benefit) provision for income taxes	(569)	69,468	5,378	(92,209)
Equity in (earnings) loss of unconsolidated ventures	(1,182)	38	(1,660)	804
Debt modification and extinguishment costs	5,930	240	9,170	7,020
(Gain) loss on sale of assets, net	(5,092)	453	(7,218)	(1,270)
Other non-operating income	(3,790)	(2,046)	(14,801)	(8,557)
Interest expense	95,628	97,672	385,617	388,764
Interest income	(694)	(395)	(2,933)	(1,603)
Income (loss) from operations	(178,369)	(8,873)	(31,083)	(165,206)
Depreciation and amortization	129,088	126,378	520,402	733,165
Asset impairment	221,877	57,941	248,515	57,941
Loss on facility lease termination	11,113	-	11,113	76,143
Straight-line lease expense (income)	(1,786)	505	767	6,956
Amortization of (above) below market lease, net	(1,699)	(1,733)	(6,864)	(7,158)
Amortization of deferred gain	(1,093)	(1,093)	(4,372)	(4,372)
Non-cash stock-based compensation expense	5,067	5,780	32,285	31,651
Change in future service obligation	-	(941)	-	(941)
Adjusted EBITDA	$184,198	$177,964	$770,763	$728,179

(1)
For the three and twelve months ended December 31, 2016, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $10.1 million and $54.2 million, respectively. For the three and twelve months ended December 31, 2015, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $24.7 million and $116.8 million, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

CFFO, Adjusted CFFO and Adjusted Free Cash Flow

We define Cash From Facility Operations (CFFO) as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; and adjusted for: recurring capital expenditures, net; lease financing debt amortization with fair market value or no purchase options; proceeds from refundable entrance fees; refunds of entrance fees; and other.

Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations. Amounts excluded from recurring capital expenditures consist primarily of capital expenditures related to community expansions, renovations and major projects (including major community redevelopment and repositioning projects), the development of new communities and corporate capital expenditures (including systems projects and integration capital expenditures) that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

Adjusted CFFO represents the Company's CFFO, excluding integration, transaction, transaction-related and strategic project costs.  Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities, gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; plus:  proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less:  lease financing debt amortization and Non-Development Capital Expenditures. Non-Development Capital Expenditures is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities.  Non-Development Capital Expenditures does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development Capital Expenditures are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

Our proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of CFFO and Adjusted Free Cash Flow for our consolidated entities, respectively.  Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

We use CFFO, Adjusted CFFO and Adjusted Free Cash Flow to assess our overall liquidity. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. They provide indicators for management to determine if adjustments to current spending decisions are needed.

These metrics measure our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. CFFO, Adjusted CFFO and Adjusted Free Cash Flow are some of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Each of CFFO, Adjusted CFFO and Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate such measures, and using these non-GAAP financial measures as compared to GAAP net cash provided by (used in) operating activities, include:

•
CFFO, Adjusted CFFO and Adjusted Free Cash Flow do not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in these measures; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

In addition, our proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measures do not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe each of CFFO, Adjusted CFFO and Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, capital expenditures for community renovations, apartment upgrades and other major building infrastructure projects (in the case of CFFO), or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

The table below reconciles the Company's CFFO, Adjusted CFFO and Adjusted Free Cash Flow from net cash provided by (used in) operating activities for the three and twelve months ended December 31, 2016 and December 31, 2015 (in thousands):

	Three Months Ended December 31, (1)		Years Ended December 31, (1)
	2016	2015	2016	2015

Net cash provided by operating activities	$88,451	$90,181	$365,732	$292,366
Net cash provided by (used in) investing activities	231,199	(70,675)	176,825	(568,977)
Net cash (used in) provided by financing activities	(177,437)	(1,868)	(414,189)	260,557
Net increase (decrease) in cash and cash equivalents	$142,213	$17,638	$128,368	$(16,054)

Net cash provided by operating activities	$88,451	$90,181	$365,732	$292,366
Changes in operating assets and liabilities	13,725	664	76,252	11,312
Proceeds from refundable entrance fees	1,097	429	3,083	1,939
Refunds of entrance fees	(1,091)	(1,160)	(3,984)	(4,411)
Lease financing debt amortization	(16,409)	(14,914)	(63,267)	(56,922)
Loss on facility lease termination	11,113	-	11,113	76,143
Distributions from unconsolidated ventures from cumulative share of net earnings	(17,144)	-	(23,544)	(7,825)
Non-development capital expenditures	(49,363)	(108,828)	(220,767)	(324,479)
Property insurance proceeds	2,777	909	9,137	3,175
Adjusted Free Cash Flow	$33,156	$(32,719)	$153,755	$(8,702)

Add: Non-development capital expenditures	49,363	108,828	220,767	324,479
Less: Recurring capital expenditures, net	(14,744)	(13,978)	(58,583)	(60,937)
Less: Property insurance proceeds	(2,777)	(909)	(9,137)	(3,175)
Add: Lease financing debt amortization with bargain purchase option	1,432	1,665	5,765	5,626
CFFO	$66,430	$62,887	$312,567	$257,291

Integration, transaction, transaction-related and strategic project costs	15,104	24,853	62,131	123,679
Adjusted CFFO	$81,534	$87,740	$374,698	$380,970

(1)
For the three and twelve months ended December 31, 2016, the calculation of CFFO and Adjusted Free Cash Flow include integration, transaction, transaction-related and strategic project costs of $15.1 million and $62.1 million (including $5.1 million and $7.9 million of debt modification costs excluded from Adjusted EBITDA for the three and twelve months ended December 31, 2016, respectively). For the three and twelve months ended December 31, 2015, the calculation of CFFO and Adjusted Free Cash Flow include integration, transaction, transaction-related and strategic project costs of $24.9 million and $123.7 million, respectively (including $0.2 million and $6.9 million of debt modification costs excluded from Adjusted EBITDA for the three and twelve months ended December 31, 2015, respectively). Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

The table below reconciles the Company's proportionate share of each of CFFO and Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three and twelve months ended December 31, 2016 and December 31, 2015 (in thousands).  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.
	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Net cash provided by operating activities	$40,994	$67,839	$198,524	$180,266
Net cash provided by (used in) investing activities	5,556	(175,244)	(118,935)	(1,218,101)
Net cash (used in) provided by financing activities	(55,554)	96,706	(88,262)	1,028,562
Net (decrease) increase in cash and cash equivalents	$(9,004)	$(10,699)	$(8,673)	$(9,273)

Net cash provided by operating activities	$40,994	$67,839	$198,524	$180,266
Changes in operating assets and liabilities	8,617	(17,274)	(2,508)	(7,634)
Proceeds from refundable entrance fees	9,820	13,720	43,698	37,819
Refunds of entrance fees	(14,751)	(9,565)	(51,373)	(42,663)
Non-development capital expenditures	(26,232)	(43,332)	(98,305)	(121,895)
Adjusted Free Cash Flow of unconsolidated ventures	$18,448	$11,388	$90,036	$45,893

Brookdale's Weighted Average Ownership percentage	36.7%	54.4%	36.2%	49.0%

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$6,763	$6,191	$32,630	$22,470

Adjusted Free Cash Flow of unconsolidated ventures	$18,448	$11,388	$90,036	$45,893
Add: Non-development capital expenditures	26,232	43,332	98,305	121,895
Less: Recurring capital expenditures, net	(5,075)	(6,253)	(19,836)	(19,843)
CFFO of unconsolidated ventures	$39,605	$48,467	$168,505	$147,945

Brookdale's Weighted Average Ownership percentage	32.5%	39.0%	34.4%	38.8%

Brookdale's proportionate share of CFFO of unconsolidated ventures	$12,870	$18,896	$58,000	$57,379

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman (615) 564-8104
rroadman@brookdale.com